[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 26, 2004

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	Post-Effective Amendment No. 7 to
Registration Statement No. 333-49475 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 7 to Registration Statement under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (“MassMutual”) Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2	MassMutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3	All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ Michele M. Oneto

Michele M. Oneto Counsel Massachusetts Mutual Life Insurance Company